WELLSFORD REAL PROPERTIES, INC.
             535 MADISON AVENUE - 26TH FLOOR - NEW YORK - NY 10022
                         212-838-3400 FAX 212-421-7244

FOR IMMEDIATE RELEASE:

                        WELLSFORD REAL PROPERTIES, INC.
                       LIMITS EXPENDITURE FOR STOCK SPLIT


New York, N.Y. May 26, 2005: Wellsford Real Properties, Inc. (AMEX:WRP) (the "Company") previously announced, on May 19, 2005, that its Board of Directors (the "Board") approved a Plan of Liquidation (the "Plan) and a 1 for 100 Reverse Stock Split and 100 for 1 Forward Stock split of its common shares (together, the "Stock Split") each of which is subject to the separate approval of the Company's stockholders at an annual meeting, to be announced, which will be held subsequent to the mailing of a proxy statement. The purpose of the Stock Split is for the Company to reduce the number of its shareholders to less than 300 which will entitle it to terminate its reporting obligations under the Securities Exchange Act of 1934 and the AMEX listing of its common shares and continue operations as a non-public company thereby relieving the Company of the substantial costs, administrative burdens and compliance obligations associated with operating as a listed public company.

In order for the Company to realize substantial cost savings from becoming a non-public company, the Board considered limiting the amount of funds it would expend in connection with cashing-out holders of less than 100 common shares. After the announcement of the Plan and Stock Split, the Company became aware of abnormally high trading of its common shares in lots of less than 100 shares. This could result in substantial aggregate payments being made by the Company to holders of less than 100 common shares in connection with the Stock Split, which would reduce the initial distributions to holders of 100 or more shares in connection with the Plan. Accordingly, the Board has reserved the right not to effectuate the Stock Split if the aggregate amount to be paid to cash-out fractional shares exceeds $1 million.

Whether or not the Stock Split is effectuated, the Company will proceed with implementing the Plan if it is approved by stockholders.

Jeffrey Lynford, Chairman and Chief Executive Officer of the Company commented that "The Company's Board of Directors and management believed, in recommending the Plan and Stock Split, that the Stock Split was in the best interests of shareholders because the added costs of public company compliance in the context of a liquidation would reduce liquidating distributions to shareholders. If the costs associated with effectuating the Stock Split become too high, there would be less benefit to effectuating it."

Wellsford Real Properties, Inc. is a real estate merchant banking firm headquartered in New York City which acquires, develops, finances and operates real properties, constructs for-sale single family home and condominium developments and organizes and invests in private and public real estate companies.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following, in addition to others which will be set forth in the proxy statement relating to the Plan and Stock Split: Failure of the stockholders to approve the Plan and/or the Stock Split; the Board could abandon the Plan and/or Stock Plan even if they are approved by the Stockholders; the Board may not exercise its right not to effectuate the Stock if the aggregate amount to be paid to holders of fractional shares exceeds $1 million in which case the aggregate payments to stockholders in connection with the Stock Split would be increased and the payments to stockholders in connection with the Plan would be reduced; failure to achieve proceeds from the sales of assets to meet the estimated ranges of initial and total distributions to stockholders; the uncertainty as to the timing of sales of assets and the impact on the timing of distributions to stockholders; illiquidity of certain assets; increases in expenses which would negatively impact the amount of distributions pursuant to the Plan; unknown claims and liabilities which would negatively impact the amount of distributions pursuant to the Plan; the sale of undeveloped land, rather than the construction and sale, in the normal course of business, of single family homes or condominiums which would negatively impact the amount of distributions pursuant to the Plan.


Press Contact:  Jeffrey H. Lynford
                Wellsford Real Properties, Inc.
                Chairman - Chief Executive Officer
                (212) 838-3400